Exhibit 10.19

FORM OF RIGHT OF FIRST OFFER AGREEMENT

BY AND BETWEEN

ANTERO RESOURCES CORPORATION

AND

ANTERO RESOURCES MIDSTREAM LLC

DATED AS OF

[                        ]

Exhibit A                                   Conflicting Dedications

Exhibit B                                   Memorandum of Agreement

Exhibit C                                   Form of Gas Processing Agreement

i

RIGHT OF FIRST OFFER AGREEMENT

This Right of First Offer Agreement (this “Agreement”), dated as of [                        ] (the “Effective Date”), is by and between ANTERO RESOURCES CORPORATION, a Delaware corporation (“Producer”), and ANTERO RESOURCES MIDSTREAM LLC, a Delaware limited liability company (“Midstream”).  Producer and Midstream may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.                                    Producer owns Oil and Gas Interests and intends to produce Gas (and/or liquid hydrocarbons) from wells on such Oil and Gas Interests.

B.                                    Producer and Midstream desire that Midstream should have certain rights to provide Services in respect of Producer Gas as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used in this Agreement shall have the respective meanings given to such terms set forth below.

Accepted Midstream Bid.  As defined in Section 3.2(c).

Accepted Third Party Bid.  As defined in Section 3.2(c).

Acquired Facility. As defined in Section 3.1(a).

Affiliate.  Any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.  Affiliated shall have the correlative meaning.  The term “control” (including its derivatives and similar terms) shall mean possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.  Notwithstanding the foregoing, any Person shall be deemed to control any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, or if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.

Agreement.  As defined in the preamble hereof.

Bid. As defined in Section 3.2(a).

Bid Request.  As defined in Section 3.1(a).

Confidential Information. As defined in Section 6.6(a).

Conflicting Dedication.  Any processing agreement or other commitment or arrangement that would require Services to be provided with respect to Producer Gas by any Person other than Midstream.

Cubic Foot.  The volume of Gas in one cubic foot of space at a standard pressure and temperature base of 14.73 pounds per square inch absolute and 60 degrees Fahrenheit, respectively.

Day.  A period commencing at 10:00 a.m., Eastern Standard Time, on a calendar day and ending at 10:00 a.m., Eastern Standard Time, on the next succeeding calendar day.

Dedication Area.  As defined in Section 3.1(a)(vi).

Delivery Fee. As defined in Section 3.2(a)(iv).

Effective Date.  As defined in the preamble of this Agreement.

Fair Market Value.  With respect to any asset, the price that would be paid by a willing buyer of such asset to a willing seller, as determined by an independent nationally known investment banking firm selected by Midstream and reasonably acceptable to Producer.

Fee.  Any of the Processing Fee, Fractionation Fee, Marketing Fee or Delivery Fee, as the context may require.

Firm Capacity.  The volume of Producer’s Gas that is to be entitled to Services that are accorded the highest priority with respect to capacity allocations, interruptions, or curtailments.

Fractionated Products.  Finished liquid products fractionated from an undifferentiated stream of Plant Products, including ethane, propane, isobutane, normal butane and natural gasoline.

Fractionation Fee. As defined in Section 3.2(a)(iv).

Gas.  Any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases, that is extracted from beneath the surface of the earth.

Governmental Authority.  Any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Marketing Fee. As defined in Section 3.2(a)(iv).

Mcf.  One thousand (1,000) Cubic Feet.

MMcf.  One million (1,000,000) Cubic Feet.

Midstream.  As defined in the preamble of this Agreement.

Month.  A period commencing at 10:00 a.m., Eastern Standard Time, on the first Day of a calendar month and extending until 10:00 a.m., Eastern Standard Time, on the first Day of the next succeeding calendar month.

New Services. As defined in Section 3.1(a).

Oil and Gas Interests.  Oil and gas leasehold interests and oil and gas mineral fee interests, including working interests, overriding royalty interests, net profits interests, carried interests, and similar rights and interests.

Parties.  As defined in the preamble of this Agreement.

Party.  As defined in the preamble of this Agreement.

Person.  An individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a Governmental Authority.

Plant Products.  Propane, ethane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane and incidental ethane included in any such plant products, which are separated, extracted, recovered or condensed, and saved, from Producer Gas.

Processing Agreement.  A gas processing and fractionation agreement in substantially the form set forth in Exhibit C to this Agreement, completed as set forth in Section 3.3(a)(i)(A) or Section 3.4(a).

Processing Fee. As defined in Section 3.2(a)(iii).

Processing Services.  The processing of Producer Gas for the removal of Plant Products and the delivery of the resulting residue Gas and Plant Products to or for the account of Producer.

Producer.  As defined in the preamble of this Agreement.

Producer Gas.  All Gas that Producer has the right to control and deliver for processing.

Services.  (i) The Processing Services; (ii) the fractionation of Plant Products; (iii) the transportation of Plant Products and/or the exchange of Plant Products for Fractionated Products; and (iv) the marketing and delivery of Fractionated Products.

Services Agreement.  Any Processing Agreement or any other agreement entered into in accordance with this Agreement for the provision of any Services.

Third Party Bid. As defined in Section 3.1(c).

Third Party Bidder. As defined in Section 3.1(c).

Withdrawn Bid Request.  As defined in Section 3.2(c).

ARTICLE 2
DEDICATION

Section 2.1                                   Dedication.  Subject to Section 2.2 through Section 2.4, Producer covenants and commits not to obtain any Services in respect of Producer Gas from any third party.

Section 2.2                                   Conflicting Dedications.  Producer shall have the right to comply with each of the Conflicting Dedications set forth in Exhibit A and any other Conflicting Dedication (a) entered into by a non-Affiliated predecessor-in-interest to Producer that is applicable as of the date of acquisition thereof to any Oil and Gas Interests acquired by Producer or its Affiliates after the Effective Date (but not any entered into in connection with such acquisition) or (b) entered into pursuant to a Third Party Bid in accordance with Section 3.4; provided, however, that Producer shall have the right to comply with Conflicting Dedications only until the first Day of the Month following the termination of such Conflicting Dedication and shall not take any voluntary action (including the exercise of any right to extend) to extend the term of such Conflicting Dedication beyond the minimum term provided for in the document evidencing such Conflicting Dedication.  Producer represents that, except as set forth in Exhibit A, Producer Gas is not as of the Effective Date subject to any Conflicting Dedication. If Producer Gas produced from a well on a well pad is subject to a Conflicting Dedication that Producer has the right to comply with under this Section 2.2, Producer has the right, in complying with such Conflicting Dedication, to deliver all Producer Gas from such well pad in accordance with the Conflicting Dedication, even if all wells on such well pad are not subject to such Conflicting Dedication.

Section 2.3                                   Reservations.  Producer reserves the following rights with respect to Producer Gas for itself and for the operator of the properties covered by Producer’s Oil and Gas Interests:  (a) to operate wells producing Producer Gas as a reasonably prudent operator in its sole discretion, including the right, but never the obligation, to drill new wells, to repair and rework old wells, to renew or extend, in whole or in part, any Oil and Gas Interest, and to cease production from or abandon any well or surrender any such Oil and Gas Interest, in whole or in part, when no longer deemed by Producer to be capable of producing Gas in paying quantities under normal methods of operation; (b) to use Producer Gas for operations (including reservoir pressure maintenance and drilling or fractionation fuel); (c) to deliver or furnish to Producer’s lessors and holders of other existing similar burdens on production such Gas and other production as is required to satisfy the terms of the applicable leases or other applicable instruments; and (d) to pool, communitize, or unitize Producer’s Oil and Gas Interests with respect to Producer Gas, provided that Producer’s share of Gas produced from such pooled, communitized, or unitized Oil and Gas Interests shall be committed and dedicated to this Agreement.

Section 2.4                                   Covenant Running with the Land.  The covenant and commitment made by Producer under this Article 2 is a covenant running with the land. For the avoidance of doubt, in the event Producer sells, transfers, conveys, assigns, grants, or otherwise disposes of any or all of its interest in any property covered by any Oil and Gas Interest, then any such sale, transfer, conveyance, assignment, grant, or other disposition shall be expressly subject to this Agreement and any instrument of conveyance shall so state.  Notwithstanding the foregoing, Producer shall be permitted to sell, transfer, convey, assign, grant, or otherwise dispose of any property free of the covenant and commitment made under this Article 2 in a sale or other disposition involving a number of net acres covered by any Oil and Gas Interest that, when added to the total of net acres covered by any Oil and Gas Interest theretofore and, where applicable, simultaneously disposed of free of dedication hereunder pursuant to this Section 2.4, does not exceed the aggregate number of net acres covered by any Oil and Gas Interest acquired by Producer after the Effective Date.  At the request of Midstream, the Parties shall execute and record an amendment to the memorandum of this Agreement previously entered into, as provided in Section 6.16, to reflect any such addition to or release of acreage.

ARTICLE 3
RIGHT OF FIRST OFFER

Section 3.1                                   Bid Request.

(a)                     Subject to Section 2.2 through Section 2.3, if Producer requires any Services in respect of any Producer Gas that are not the subject of a Services Agreement then in effect and are not otherwise already being provided by Midstream (“New Services”), including any such New Services to be provided through any existing facility acquired or proposed to be acquired by Producer (an “Acquired Facility”), Producer shall promptly (and, in the case of the acquisition of any Acquired Facility, on or before the 10th Day after the acquisition of such Acquired Facility) provide notice to Midstream of such desired New Services, which notice (the “Bid Request”) shall include, to the extent applicable:

(i)                                     confirmation that the New Services include all Services with respect to Producer Gas produced from the Dedication Area described in the Bid Request, or a description of any Conflicting Dedication and the Services being excluded from the Bid Request as a result of such Conflicting Dedication;

(ii)                                  a description of the initial required delivery points to which Producer’s residue Gas is to be redelivered to Producer (including any existing delivery points to which residue Gas is to be delivered from the Acquired Facility);

(iii)                               Producer’s required Firm Capacity in MMcf per Day;

(iv)                              in the case of an Acquired Facility, a reasonable description of the Acquired Facility and the price paid or proposed to be paid by Producer for the Acquired Facility, including any liabilities assumed by Producer, and details of any third party contracts for processing at the Acquired Facility;

(v)                                 a description of any new facilities Producer desires, including the capacity thereof;

(vi)                              a description of the area that will constitute the “Dedication Area” for purposes of any Processing Agreement or other Services Agreement entered into pursuant to such Bid Request with respect to the New Services (the “Dedication Area”);

(vii)                           the Oil and Gas Interests located in the Dedication Area with respect to which the New Services are required, including a description of any existing wells and a proposed development plan for the wells to be drilled on such Oil and Gas Interests during the period of at least 18 Months after such notice, including production forecasts for all such wells; and

(viii)                        if the New Services do not include Processing Services, a form of Services Agreement covering the New Services.

(b)                     Notwithstanding Section 3.1(a), if from time to time any Processing Agreement is in effect, Producer shall not be required to issue a Bid Request in connection with any desired expansion of the Processing Plant (as defined in such Processing Agreement) to provide Increased Capacity (as defined in such Processing Agreement).

(c)                      Concurrently with or following its delivery of a Bid Request to Midstream, Producer may seek bids from third parties (each, a “Third Party Bidder”, and each bid received from a Third Party Bidder a “Third Party Bid”) to provide the New Services set forth in the Bid Request on the same terms and conditions as are set forth in the Bid Request (which, if the New Services include Processing Services, shall be substantially the terms and conditions set forth in the Processing Agreement or, if the New Services do not include Processing Services, shall be substantially the terms and conditions set forth in the form of Services Agreement delivered by Producer with the relevant Bid Request). Any such Third Party Bid shall only be considered if it is received by Producer on or before the 30th Day after Midstream’s receipt of the Bid Request, and only if such Third Party Bid (i) includes itemized fees for each of the New Services that are the subject of the Bid Request, as well as details of all other proposed charges and costs applicable to such Third Party Bid, and (ii) does not propose any changes to the Processing Agreement or proposed form of Services Agreement (as applicable).

Section 3.2                                   Bid; Bid Award.

(a)                     If Midstream desires to provide any or all of the New Services set forth in a Bid Request, Midstream shall deliver a notice on or before the 30th Day after such Bid Request, which notice (the “Bid”) shall include, in each case on the basis that such New Services shall be provided on substantially the terms and conditions set forth in the Processing Agreement or, if the New Services do not include Processing Services, the form of Services Agreement included in the Bid Request:

(i)                                     confirmation as to whether Midstream desires to provide the New Services, including to acquire the Acquired Facility from Producer, or construct and operate the required new facilities, as applicable;

(ii)                                  in each case, the scope of the New Services Midstream would be willing to provide (upon completion of the acquisition of the Acquired Facility or construction of the new facilities, if applicable);

(iii)                               if the Services Midstream would be willing to provide include Processing Services, Midstream’s proposed processing fee per Mcf (the “Processing Fee”); and

(iv)                              if the Services Midstream would be willing to provide include fractionation services, Midstream’s proposed (A) fractionation fee per gallon of Plant Products to be exchanged for Fractionated Products (the “Fractionation Fee”), (B) delivery fee per gallon of Plant Products (the “Delivery Fee”), and (C) marketing fee per gallon of Plant Products (the “Marketing Fee”).

(b)                                 Producer shall provide copies of all Third Party Bids to Midstream within 5 Days of receipt. On or before the 45th Day after Midstream’s receipt of the Bid Request, Midstream may submit to Producer a revised Bid in respect of all or any portion of the original Bid.

(c)                                  On or before the 60th Day after a Bid Request, Producer shall inform Midstream, with respect to each of the New Services requested in the Bid Request, that (i) it is accepting Midstream’s Bid for such Service (such Bid, as it relates to Services for which such Bid was accepted, an “Accepted Midstream Bid”), (ii) it is accepting a Third Party Bid for such Service on the basis that the Fee proposed in such Third Party Bid for such Service was lower than the Fee proposed in Midstream’s Bid for such Service or on the basis that Midstream did not deliver a Bid or propose a Fee for such Service (such Third Party Bid, as it relates to Services for which such Third Party Bid was accepted, an “Accepted Third Party Bid”), or (iii) it has elected not to acquire such Service and not to carry out such Service itself and is accordingly withdrawing the Bid Request with respect to such Services (such Bid Request, as it relates to Services with respect to which it is being withdrawn, a “Withdrawn Bid Request”).  For purposes of the foregoing, each New Service covered by each Bid and also covered by a Third Party Bid shall be evaluated separately, and awarded separately, based on the Fee for such Service stated in such Bid and such Third Party Bid.

Section 3.3                                   Accepted Bid.

(a)                                 Upon a Bid becoming an Accepted Midstream Bid:

(i)                                     if the Services to which the Accepted Midstream Bid relates include Processing Services:

(A)                               the Parties shall promptly execute and deliver to each other a Processing Agreement in respect of such Services, completed based upon the Accepted Bid, with such changes or modifications as shall be agreed by the Parties, and:

(1)                                 depending upon the Services the subject of the Accepted Bid: the Processing Fees (as defined in the Processing Agreement) shall be the Processing Fees are set forth in the Accepted Bid (if applicable), the Fractionation Fees (as defined in the Processing Agreement) shall be the Fractionation Fees set forth in the Accepted Bid (if applicable), the Delivery Fees (as defined in the Processing Agreement) shall be the Delivery Fees set forth in the Accepted Bid (if applicable) and the Marketing Fees (as defined in the Processing Agreement) shall be the Marketing Fees set forth in the Accepted Bid (if applicable);

(2)                                 the Dedication Area described in the Bid Request shall be the Dedication Area for purposes of the Processing Agreement;

(3)                                 in the case of a Bid Request relating to an Acquired Facility, the Processing Agreement shall be revised to the extent reasonably necessary to take account of the Services being provided at an existing processing facility rather than a newly-built facility;

(B)                               in the case of a Bid Request relating to an Acquired Facility, Producer shall as soon as reasonably practicable transfer to Midstream the Acquired Facility and all appurtenant equipment and facilities, as well as any third party contracts for Services at such Acquired Facility;

(ii)                                  if the Services to which the Accepted Midstream Bid relates do not include Processing Services, the Parties shall promptly negotiate, execute and deliver to each other a Services Agreement in respect of such Services in the form provided by Producer in the Bid Request, completed based on the Accepted Midstream Bid, with such changes or modifications as shall be agreed by the Parties or, if no such form was required to be provided in the Bid Request, such form as shall be agreed by the Parties.

(b)                     In respect of any Acquired Facility, Producer shall use reasonable efforts to cause the transaction documents for the acquisition thereof to state a separate purchase price (and separately state any assumed liabilities) for such Acquired Facility. If, pursuant to Section 3.3(a), Midstream is to acquire from Producer an Acquired Facility, such acquisition shall be made at the same price at which the Acquired Facility was acquired by Producer, including the assumption of any liabilities with respect thereto assumed by Producer. If the transaction documents for Producer’s acquisition of the Acquired Facility did not state a separate purchase price for the Acquired Facility, the purchase price to be paid by Midstream to Producer for the Acquired Facility shall be equal to the Fair Market Value of the Acquired Facility, and Midstream shall assume all liabilities in respect of the Acquired Facility to the extent arising from the ownership and operation of the Acquired Facility and/or any occurrence from and after the closing of the purchase of the Acquired Facility by Midstream.

Section 3.4                                   Accepted Third Party Bid.  With respect to any Services requested in a Bid Request as to which a Third Party Bid is accepted as provided in Section 3.2(c) above, Producer shall be entitled, for a period of 90 days after such Third Party Bid is accepted, (a) to enter into a Processing Agreement or a Services Agreement in the form provided by Producer in the Bid

Request (or, if no such form was required to be provided in the Bid Request, such form as shall be agreed by Producer and the Third Party Bidder), in either case completed based on the Accepted Third Party Bid, for Fees that are no more than the Fees proposed in such Accepted Third Party Bid, in which case such Processing Agreement or Services Agreement shall constitute a Conflicting Dedication, and (b) if such Bid Request related to an Acquired Facility, transfer to the Third Party Bidder the Acquired Facility and all appurtenant equipment and facilities, as well as any third party contracts for Services at such Acquired, on the same basis as the Acquired Facility would have been required to be transferred to Midstream pursuant to Section 3.3(b).

Section 3.5                                   Midstream Rights Unaffected.

(a)                                 Any Services covered by any Bid Request (i) with respect to which a Third Party Bid is accepted but with respect to which Producer does not enter into a Processing Agreement or other Services Agreement in accordance with Section 3.4 within the 90-Day period provided for in such section or (ii) that is a Withdrawn Bid Request shall continue to be subject to this Agreement, and, if Producer thereafter desires such Services, it shall comply with the provisions of this Agreement with respect thereto.

(b)                                 If Midstream does not provide a Bid in response to a Bid Request, or provides a Bid (or revised Bid) that does not become an Accepted Bid, the rights of Midstream under this Agreement shall be unaffected, and Producer shall remain obligated to provide a Bid Request in accordance with Section 3.1 if at any time Producer requires any New Services, until termination or expiry of this Agreement in accordance with its terms.

ARTICLE 4
TERM

Section 4.1                                   Term.  This Agreement shall become effective on the Effective Date and, unless terminated earlier by mutual agreement of the Parties, shall continue in effect until the twentieth (20th) anniversary of the Effective Date.

ARTICLE 5
NOTICES

Section 5.1                                   Notices.  Unless otherwise provided herein, any notice, request, invoice, statement, or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered (i) when hand delivered, or (ii) when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or (iii) if mailed by United States certified mail, postage prepaid, three (3) Business Days after mailing, or (iv) if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party, or (v) when sent via email; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day.  Notwithstanding the foregoing, if a Party desires to serve upon the other a notice of default under this Agreement, the delivery of such notice shall be considered effective under this Section 5.1 only if delivered by any method set forth in items (i) through (iv) above.  Any notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

Producer:                                                                                            ANTERO RESOURCES CORPORATION
1625 17th Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

With copy to:                                                                      For gas control, nominations & balancing:
Manager of Gas Marketing
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller
Phone: (303) 357-7310
Fax Number: (303) 357-7315

Midstream:                                                                                 ANTERO RESOURCES MIDSTREAM LLC
1625 17th Street
Denver, Colorado 80202

Attn: Chief Financial Officer
Phone: (303) 357-7310
Fax Number: (303) 357-7315

With copy to:                                                                      For gas control, nominations & balancing:
Manager of Gas Marketing
Phone: (303) 357-7310
Fax Number: (303) 357-7315

For accounting, financial, and legal:
Controller
Phone: (303) 357-7310
Fax Number: (303) 357-7315

ARTICLE 6
MISCELLANEOUS

Section 6.1                                   Rights.  The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.

Section 6.2                                   Applicable Laws.  This Agreement is subject to all valid present and future laws, regulations, rules and orders of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, or the services performed or the facilities utilized under this Agreement.

Section 6.3                                   Governing Law; Jurisdiction.

(a)                     This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado without regard to choice of law principles.

(b)                     The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in City and County of Denver, Colorado, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.

Section 6.4                                   Successors and Assigns.

(a)                     This Agreement shall extend to and inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  To the extent any Affiliate of Producer acquires any Oil and Gas Interests of Producer, Producer shall cause such Affiliate to comply with the obligations of Producer under this Agreement in the event such Affiliate requires Services relating to such Oil and Gas Properties.  Except as set forth in Section 6.4(b) and Section 6.4(c), neither Party shall have the right to assign its respective rights and obligations in whole or in part under this Agreement without the prior written consent of the other Party (which such consent shall not be unreasonably withheld, conditioned or delayed), and any assignment or attempted assignment made otherwise than in accordance with this Section 6.4 shall be null and void ab initio.

(b)                     Notwithstanding the foregoing clause (a), Midstream may elect that, rather than Midstream itself, any subsidiary of Midstream may enter into any Processing Agreement or Services Agreement pursuant to this Agreement.

(c)                      Notwithstanding the foregoing clause (a):

(i)                                     Midstream shall have the right to assign its rights under this Agreement, in whole or in part, as applicable, without the consent of Producer to any Person to which all or substantially all of the midstream business of Midstream has been or will be transferred.

(ii)                                  Midstream shall have the right to grant a security interest in this Agreement to a lender or other debt provider (or trustee or agent on behalf of such lender) of Midstream.

(d)                     Upon an assignment by Midstream in accordance with Section 6.4(c)(i) Midstream shall be released from its obligations under this Agreement to the extent of such assignment.

Section 6.5                                   Severability.  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (i) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (ii) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable and (iii) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 6.6                                   Confidentiality.

(a)                     Confidentiality.  Except as otherwise provided in this Section 6.6, each Party agrees that it shall maintain all terms and conditions of this Agreement, and all information disclosed to it by the other Party or obtained by it in the performance of this Agreement and relating to the other Party’s business (including all data relating to the production of Producer, including well data, production volumes, volumes gathered, transported, or compressed, and gas quality) (collectively, “Confidential Information”) in strictest confidence, and that it shall not cause or permit disclosure of this Agreement or its existence or any provisions contained herein without the express written consent of the other Party.

(b)                     Permitted Disclosures.  Notwithstanding Section 6.6(a), disclosures of any Confidential Information may be made by either Party (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent to which a Party is required to disclose all or part of this Agreement by a statute or by the order or rule of a Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including deposition, subpoena, interrogatory, or request for production of documents); (iii) to the extent required by the applicable regulations of a securities or commodities exchange; (iv) to a third person in connection with a proposed sale or other transfer of a Party’s interest in this Agreement, provided such third person agrees in writing to be bound by the terms of this Section 6.6; (v) to its own directors, officers, employees, agents and representatives; (vi) to an Affiliate; (vii) to financial advisors, attorneys, and banks, provided that such Persons are subject to a confidentiality undertaking consistent with this Section 6.6(b), or (viii) to a royalty, overriding royalty, net profits or similar owner burdening Producer Gas, provided such royalty, overriding royalty, net profits or similar owner, agrees in writing to be bound by the terms of this Section 6.6.

(c)                      Notification.  If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of any of the terms and conditions of this Agreement authorized by Section 6.6(b)(ii) or (iii), it shall so notify in writing the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available.

(d)                     Party Responsibility.  Each Party shall be deemed solely responsible and liable for the actions of its directors, officers, employees, agents, representatives and Affiliates for maintaining the confidentiality commitments of this Section 6.6.

(e)                      Public Announcements.  The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein permitted under this Section 6.6, the Party desiring to make such public announcement or statement shall provide the other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement.  The other Party shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both such Parties or (ii) in the case of a statement to be made solely by one Party, obtain approval of the other Party to the text of a public announcement or statement.  Nothing contained in this Section 6.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent required by applicable law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

(f)                       Survival.  The provisions of this Section 6.6 shall survive any expiration or termination of this Agreement for a period of one (1) year.

Section 6.7                                   Entire Agreement, Amendments and Waiver.  This Agreement, including all exhibits hereto, integrates the entire understanding between the Parties with respect to the subject matter covered and supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied, dealing with the same subject matter.  This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.  No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.  No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 6.8                                   Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY DAMAGE CLAIM ASSERTED BY OR AWARDED TO A THIRD PARTY FOR WHICH A PARTY WOULD OTHERWISE BE LIABLE UNDER ANY INDEMNIFICATION PROVISION SET FORTH HEREIN.

Section 6.9                                   Headings.  The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 6.10                            Rights and Remedies.  Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies and defenses that such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

Section 6.11                            No Partnership.  Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust, fiduciary or partnership duty, obligation or liability on or with regard to either Party.

Section 6.12                            Rules of Construction.  In construing this Agreement, the following principles shall be followed:

(a)                     no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b)                     examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c)                      the word “includes” and its syntactical variants mean “includes, but is not limited to,” “includes without limitation” and corresponding syntactical variant expressions;

(d)                     the plural shall be deemed to include the singular and vice versa, as applicable; and

(e)                      references to Section shall be references to Sections of this Agreement.

Section 6.13                            No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third party beneficiary of this Agreement.

Section 6.14                            Further Assurances.  Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

Section 6.15                            Counterpart Execution.  This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument.

Section 6.16                            Memorandum of Agreement.  Contemporaneously with the execution of this Agreement, the Parties shall execute, acknowledge, deliver and record a “short form” memorandum of this Agreement in a form substantially similar to Exhibit B, which shall be placed of record in each state and county in which the properties covered by Producer’s Oil and Gas Interests are located, and further memoranda in substantially similar form shall be recorded in additional counties as may be required upon any future acquisition by Producer of Oil and Gas Interests.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.

ANTERO RESOURCES CORPORATION

By:
Name:
Title:

ANTERO RESOURCES MIDSTREAM LLC

By:
Name:
Title:

Signature Page